Exhibit C
            PROPOSED ARTICLE TWO, SECTION ONE OF THE ARTICLES
              OF INCORPORATION OF WLR FOODS, INC.

                          ARTICLE TWO

                         Capital Stock

          Section One. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred fifty million (250,000,000), divided into fifty million (50,000,000) shares of preferred stock without par value, one hundred million (100,000,000) shares of Class A Common Stock, no par value (Class A Common Stock), and one hundred million (100,000,000) shares of Class B Common Stock, no par value (Class B Common Stock).

          Upon the Articles of Amendment of the Articles of Incorporation becoming effective pursuant to the Virginia Stock Corporation Act (the Effective Time), and without any further action on the part of the Corporation or its shareholders, each whole share of the Corporation's Common Stock, no par value (the Old Common Stock), then issued (including shares held in the treasury of the Corporation) shall automatically be reclassified, changed and converted into one fully paid and nonassessable share of Class A Common Stock and certificates previously representing shares of Old Common Stock shall be deemed to represent the same number of shares of Class A Common Stock.

          (a)  Class A Common Stock and Class B Common Stock.

               (1) The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Articles of Incorporation, as amended.

               (2)(i)         At each annual or special
meeting of shareholders, each holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in his name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of shareholders. Each holder of Class B Common Stock shall be entitled to one-tenth of one vote in person or by proxy for each share of Class B Common Stock standing in his name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of shareholders; except as otherwise provided by this Articles of Incorporation, as amended, and the Virginia Stock Corporation Act.

                    (ii)      The holders of the Class B
Common Stock shall each be entitled to vote separately as a class only with respect to (A) proposals to change the par value of the Class B Common Stock, (B) other amendments to this Articles of Incorporation that alter or change the powers, preferences or special rights of the holders of Class B Common Stock so as to affect them adversely, and
(C) such other matters as may require class voting under the Virginia Stock Corporation Act.

                    (iii)     The number of authorized shares
of Class B Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Class A
Common Stock.

               (3) Dividends may be declared and paid to the holders of the Class A Common Stock and the Class B Common Stock in cash, property, or other securities of the Corporation out of any net profits or net assets of the Corporation legally available therefor. If and when dividends on the Class A Common Stock and the Class B Common Stock are declared payable from time to time by the Board of Directors, whether payable in cash, in property or in shares of stock of the Corporation, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, except that, dividends or other distributions payable on the Common Stock in shares of Common Stock shall be made to all holders of Common Stock and may be made (i) in shares of Class B Common Stock to the record holders of Class A Common Stock and to the record holders of Class B Common Stock, (ii) in shares of Class A Common Stock to the record holders of Class A Common Stock and in shares of Class B Common Stock to the record holders of Class B Common Stock or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Stock.

               (4)(i) All outstanding shares of Class B Common Stock may be converted into shares of Class A Common Stock on a share-for-share basis by the Board of Directors if, as a result of the existence of the Class B Common Stock, either the Class A Common Stock or Class B Common Stock is or both are excluded from trading on the New York Stock Exchange, the American Stock Exchange and all other principal national securities exchanges then in use and is also excluded from quotation on the National Association of Securities Dealers Automated Quotation System (NASDAQ) and any other comparable national quotation system then in use.

                    (ii) All outstanding shares of Class B
Common Stock shall be converted into shares of Class A Common Stock on a share-for-share basis if at any time the number of outstanding shares of Class A Common Stock as reflected on the stock transfer records of the Corporation falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and of Class B Common Stock. For purposes of the immediately preceding sentence, any shares of Common Stock repurchased by the Corporation shall no longer be deemed "outstanding" from and after the date of repurchase.

                    (iii)     In the event of any conversion
of the Class B Common Stock pursuant to subdivision (4)(i) or
(4)(ii), certificates which formerly represented outstanding shares of Class B Common Stock will thereafter be deemed to represent a like number of shares of Class A Common Stock and all authorized shares of Common Stock shall consist of only Class A Common Stock.

               (5)(i) If any person or group acquires beneficial ownership of 30% or more of the then issued and outstanding shares of Class A Common Stock after the Effective Time (other than upon original issuance by the Corporation, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan), and such person or group (a "Related Person") does not own an equal or greater percentage of the Class B Common Stock acquired after the record date for the first issuance of Class B Common Stock (the "Distribution Date"), such person or group must, within a 90-day period beginning the day after becoming a Related Person, make a public tender offer in compliance with all applicable laws and regulations to acquire additional Class B Common Stock as provided in this subsection (5) of Article Two, Section One (a "Minority Protection Transaction").

                    (ii)      In each Minority Protection
Transaction, the Related Person must make a public tender offer to acquire that number of shares of Class B Common Stock determined by (A) multiplying the percentage of outstanding Class A Common Stock beneficially owned on such date and acquired after the Effective Time by such Related Person by the total number of shares of Class B Common Stock outstanding on the date such person or group became a Related Person, and
(B) subtracting therefrom the total number of shares of Class B Common Stock beneficially owned on such date and acquired after the Distribution Date by such Related Person (including shares acquired on such date at or prior to the time such person or group became a Related Person). The Related Person must acquire all of such shares validly tendered; provided, however, that if the number of shares of Class B Common Stock tendered to the Related Person exceeds the number of shares required to be acquired pursuant to the formula set forth in this clause (ii), the number of shares of Class B Common Stock acquired from each tendering holder shall be pro rata in proportion to the total number of shares of Class B Common Stock tendered by all tendering holders.

                    (iii)     The offer price for any shares
of Class B Common Stock required to be purchased by the Related Person pursuant to this provision shall be the greater of (A) the highest price per share paid by the Related Person for any share of Class A Common Stock in the six-month period ending on the date such person or group became a Related Person or (B) the highest bid price of a share of Class A Common Stock or Class B Common Stock on the NASDAQ National Market System (or such other exchange or quotation system as is then the principal trading market for such shares) on the date such person or group became a Related Person. For purposes of clause (iv) below, the applicable date for the calculations required by the preceding sentence shall be the date on which the Related Person becomes required to engage in a Minority Protection Transaction. In the event that the Related Person has acquired Class A Common Stock in the six-month period ending on the date such person or group becomes a Related Person for consideration other than cash, the value of such consideration per share of Class A Common Stock shall be as determined in good faith by the Board of Directors.

                    (iv)      A Minority Protection
Transaction shall also be required to be effected by any Related Person that acquires beneficial ownership of the next higher integral multiple of 5% (e.g., 35%, 40%, 45%, etc.) of the outstanding shares of Class A Common Stock after the Effective Time (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) if such Related Person does not then own an equal or greater percentage of the shares of Class B Common Stock acquired after the Distribution Date. Such Related Person shall be required to make a public tender offer to acquire that number of shares of Class B Common Stock prescribed by the formula set forth in clause (ii) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in said clause (ii), at the price determined pursuant to clause (iii) above.

                    (v)  If any Related Person fails to make
an offer required by this subsection (5) of Article Two, Section One, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Related Person shall not be entitled to vote any shares of Class A Common Stock beneficially owned by such Related Person and acquired by such Related Person after the Effective Time unless and until such requirements are complied with or unless and until all shares of Class A Common Stock causing such offer requirement to be effective are no longer beneficially owned by such Related Person.

                    (vi)      The Minority Protection
Transaction requirement shall not apply to any increase in percentage ownership of Class A Common Stock resulting solely from a change in the total amount of Class A Common Stock outstanding, provided that any acquisition after such change which results in any person or group owning 30% or more of the Class A Common Stock excluding, in the case of the numerator but not of the denominator of the calculation of such percentage, shares of Class A Common Stock held by such Related Person immediately after the Effective Time, shall be subject to any Minority Protection Transaction requirement that would be imposed with respect to a Related Person pursuant to this subsection (5) of Article Two, Section One.

                    (vii)     All calculations with respect to
percentage ownership of issued and outstanding shares of either class of Common Stock will be based upon the numbers of issued and outstanding shares reported by the Corporation on the last filed of (A) the Corporation's most recent annual report on Form 10-K, (B) its most recent Quarterly Report on Form 10-Q, or (C) if any, its most recent Current Report on Form 8-K.

                    (viii)    For purposes of this subsection
(5) of this Article Two, Section One, the term "person" means a natural person, company, government, or political subdivision, agency or instrumentality of a government, or other entity. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the 1934 Act), or any successor regulation. The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation.

               (6) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Class A Common Stock and the Class B Common Stock in accordance with their respective rights and interests.

               (7)       In the event of a merger or
consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Class B Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A Common Stock in such merger or consolidation.

               (8)       If the Corporation shall in any
manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

               (9)       No holder of shares of Class A Common
Stock or Class B Common Stock shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series of the Corporation or to any security of the Corporation convertible into such stock.

               (10) The Board of Directors shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its sole discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.

               (11) The Board of Directors shall have the power to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its sole discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.